UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported
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1. Name and Address of Reporting Person**

   Sacerdote,           Peter                    M.
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   (Last)               (First)                 (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
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                                    (Street)

    New York,                       NY                                10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   QUALCOMM Incorporated
   (QCOM)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   FYE September 26, 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,                                                             |
                             or Beneficially Owned                                                                                 |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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
                                 |                 |            |              |      |         |             |         |          |
Common Stock                     |                 |            |              |      |         |   40,000*   |    D    |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
**If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                     |
         (e.g., puts, calls, warrants, options, convertible securities)                                                            |
====================================================================================================================================
              |          |         |      |             |                     |                    |       |         |      |      |
              |          |         |      |             |                     |                    |       |9.       |10.   |      |
              |          |         |      |             |                     |                    |       |Number   |Owner-|      |
              |          |         |      |             |                     |                    |       |of       |ship  |      |
              |2.        |         |      |             |                     |                    |       |Deriv-   |of    |      |
              |Conver-   |         |      |5.           |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion      |         |      |Number of    |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or        |         |      |Derivative   |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-     |         |      |Securities   |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise      |3.       |      |Acquired (A) |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price     |Trans-   |4.    |or Disposed  |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of        |action   |Trans-|of (D)       |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv-    |Date     |action|(Instr. 3,   |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative     |(Month/  |Code  |4 and 5)     |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur-    |Day/     |(Instr|-------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity       |Year)    |8)    | (A)   |(D)  |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
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
Non-Qualified |          |         |      |       |     |          |          |            |       |       |         |      |      |
Stock Option  |          |         |      |       |     |          |          |            |       |       |         |      |      |
(right to buy)| $34.38*  | 2/23/99 |  A   |20,000*|     |    01    | 02/22/09 |Common Stock|20,000*|       | 20,000* |  D   |      |
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Non-Qualified |          |         |      |       |     |          |          |            |       |       |         |      |      |
Stock Option  |          |         |      |       |     |          |          |            |       |       |         |      |      |
(right to buy)| $16.90*  |         |      |       |     |    02    | 07/26/03 |Common Stock|60,000*|       | 60,000* |  D   |      |
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Non-Qualified |          |         |      |       |     |          |          |            |       |       |         |      |      |
Stock Option  |          |         |      |       |     |          |          |            |       |       |         |      |      |
(right to buy)| $11.13*  |         |      |       |     |    03    | 02/15/04 |Common Stock|60,000*|       | 60,000* |  D   |      |
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Non-Qualified |          |         |      |       |     |          |          |            |       |       |         |      |      |
Stock Option  |          |         |      |       |     |          |          |            |       |       |         |      |      |
(right to buy)| $23.26*  |         |      |       |     |    04    | 02/09/08 |Common Stock|20,000*|       | 20,000* |  D   |      |
====================================================================================================================================

Explanation of Responses:

*Share holdings and exercise prices have been adjusted to reflect the Issuer's two-for-one stock split, on May 11, 1999.

01: These options were granted under the Company's 1998 Non-Employee Directors' Stock Option Plan. The options become exercisable in five equal annual installments beginning on January 15, 2000.

02: These options are granted under the Company's Non-Employee Directors' Stock Option Plan. All the options expiring July 26, 2003 are currently exercisable.

03: These options were granted under the Company's Non-Employee Directors' Stock Option Plan. 60% became exercisable in three equal annual installments beginning on February 16, 1996. 40% became exercisable on February 16, 1999.

04: These options were granted under the Company's 1998 Non-Employee Directors' Stock Option Plan. The options become exercisable in five equal annual installments beginning on January 15, 1999.




By: s/ Hans L. Reich                                          November 8, 1999
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     ***Signature of Reporting Person                             Date
             Attorney-in-fact



*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.